Exhibit 99(a)

For Release: May 9, 2008	Media Contact: Lindsey Williams
248-813-2528

Investor Contact: Al VanDenBergh
248-813-2495
DELPHI REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
COMPANY REFINANCES AND EXTENDS DIP CREDIT FACILITY
COMMENTS ON PENSION FUNDING
          TROY, Mich. — Delphi Corp. (PINKSHEETS: DPHIQ) today reported first quarter 2008 financial results with revenues of $5.3 billion, and a net loss of $589 million. Delphi also announced the refinancing and extension of the terms of its Debtor-In-Possession (DIP) Credit Facility to December 31, 2008. Based on positive DIP lender participation and subject to Court approval, Delphi will increase the requested capacity of its DIP Credit Facility from the previously announced $4.1 billion to $4.35 billion, providing the company with approximately $250 million in additional liquidity. Additionally, Delphi stated that GM has agreed to advance amounts anticipated to be paid to Delphi upon the effectiveness of the GM settlement and restructuring agreements.  These actions provide the company with sufficient liquidity to support the ongoing implementation of Delphi’s transformation plan.
First Quarter 2008 Financial Results
•	Global Revenue: Revenue of $5.3 billion, down from $5.7 billion in Q1 2007.

•	Non-GM Revenue: Non-GM revenue for the quarter was $3.6 billion, up from $3.5 billion in Q1 2007, primarily attributable to the favorable impact of foreign currency exchange rates. Excluding the impact of foreign currency exchange rates, non-GM revenue decreased 4%. Non-GM business represented 69 percent of Q1 revenues, compared to year-ago levels of 62 percent, primarily due to decreases in GM North America volume of 18 percent, which includes the impact related to a work stoppage at a Tier 1 supplier to GM, and contractual price reductions.

•	Cash Flow: Cash flow used in operating activities was $290 million, as compared to $414 million used in operating activities for Q1 2007. Cash used in operations was improved in

- more -

Q1 2008 compared to Q1 2007 due to a net reduction in U.S. employee workforce transition program payments of $146 million.

•	Net Loss: Net loss of $589 million, or $1.04 per share compared to Q1 2007 net loss of $533 million, or $0.95 per share. Included in the Q1 2008 net loss is $79 million of reorganization expenses for previously capitalized Equity Purchase and Commitment Agreement (“EPCA”) fees expensed as a result of the EPCA termination. Additionally, Delphi’s financial results were further impacted by increased workforce transition program charges of approximately $42 million.

•	Liquidity: With the extension and refinancing of the DIP Credit Facility and availability of advances from GM, Delphi believes it will continue to have adequate access to liquidity throughout 2008. As of March 31, 2008, Delphi had liquidity of $1.8 billion, comprised of cash, cash equivalents and available liquidity under the prior DIP credit facility.
Pension Funding Matters
          Delphi reaffirmed its commitment to funding and freezing at emergence its U.S. Hourly and Salaried Pension Plans.  Delphi expects to be able to meet its pension funding strategy through a combination of cash contributions and transfers of certain unfunded pension liabilities to a plan sponsored by GM, without the benefit of the previously issued pension funding waivers.  Accordingly, Delphi has not applied to the IRS or PBGC to extend such waivers. “The relatively favorable funded position of the Delphi plans as of the October 1, 2007 valuation date triggered a technical ERISA contribution limit that determines the required emergence contribution for the current plan year,” said John Sheehan, Delphi vice president and chief restructuring officer.  “Achieving this limit means we no longer need the waivers to efficiently effect the transfer of certain liabilities to GM,” he said.  “We appreciate the constructive support of the IRS and PBGC that we have received throughout our Chapter 11 proceedings and look forward to the continued support of these agencies as Delphi seeks to meet its commitment to fund its pension plans at emergence,” added Sheehan.
          Additional information concerning Delphi’s first quarter 2008 results is available through the Investor Relations page of Delphi’s website at www.delphi.com and in Delphi’s first quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today.
FORWARD LOOKING STATEMENTS
This press release, including the exhibits being furnished as part of this report, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance.  Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or

-more-

“continue,” the negative of these terms and other comparable terminology.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility and its advance agreement with GM, to obtain an extension of term or other amendments as necessary to maintain access to such facility and advance agreement; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to consummate its amended plan of reorganization which was confirmed by the Court on January 25, 2008 or any other subsequently confirmed plan of reorganization; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Plan of Reorganization and Transformation Plan” of the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers.  Additional factors that could affect future results are identified in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC, including the risk factors in Part I. Item 1A. Risk Factors, contained therein.  Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.  Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities.
# # #